 Exhibit 99.1
Investor Relations Contact:
Alan B. Catherall
770 485-2527

PRESS RELEASE

FOR IMMEDIATE RELEASE

NUMEREX REPORTS PROFITABLE SECOND QUARTER 2005 FINANCIAL RESULTS 2005

Q2 Revenues of $7.4 Million, With Earnings of $0.02 Per Share
Results Exceed Revenue Estimates, Posting 45% Comparative M2M Revenue Growth

ATLANTA, August 2, 2005 - Numerex Corp. (NASDAQ: NMRX), a leader in wireless machine-to-machine (M2M) data communications, today announced financial results for the second quarter of 2005, reporting net earnings of $240 thousand compared to a net loss of $709 thousand for the comparable period of 2004. Basic and fully diluted earnings per share were $0.02 for the second quarter of 2005 and a loss of $0.02 year-to-date. This compares to basic and fully diluted losses per share of $0.07 and $0.14 for the same periods in 2004. Net sales were $7.4 million for the quarter and $13.6 million year-to-date compared to $5.8 million and $10.5 million for the same periods in 2004. Please see attached financial statements for more details.

“We are delighted with the results of the second quarter, which produced the Company’s best quarterly performance in recent years,.,” stated Stratton Nicolaides, Chairman and CEO of Numerex. “The Company’s return to profitability and positive revenue performance was achieved without increasing SG&A expenses. In addition, given a substantial portion of our revenues are recurring in nature and that significant future cost increases are not expected, we anticipate a greater portion of our margin contribution generated by incremental revenue to flow to the bottom line. We continue to support our belief that the Company’s business model can be substantially leveraged.

Total revenues in the second quarter of 2005 grew over 28% compared to the same quarter last year, which included a 45% increase in wireless M2M data revenues.  Total revenues of almost $7.4 million for the second quarter of 2005 exceeded our revenue guidance range of $6.7 million to $7.2 million. In addition, all segments of our business recorded sequential quarterly revenue growth when compared to the first quarter of 2005.

Core wireless M2M revenues grew 45% in the second quarter and 44% year-to-date when compared to the same periods last year. As many of you know, the wireless segment recorded excellent growth in the first quarter of 2005 increasing revenues over 18% sequentially. Uplink and MobileGuardian continue to grow at a robust pace, as does the rate of overall network connections. Consequently, we are maintaining our wireless growth estimate for the year of between 35% and 50%, even though there was a slowing of sequential growth between the first and second quarters of 2005.

Our digital multimedia and networking business experienced an improved quarter, which benefited from the revenue flow from a contract signed with Agilent Technologies in the first quarter of 2005 with Agilent Technologies. We are now the primary systems integrator for Agilent’s acceSS7 and Abis monitoring systems in the Americas. In addition, the quarter’s results also include the positive impact of an order from our partner, IBM, for video conferencing equipment to be used by a K-through--12 school district. Overall, weWe have a a good sales pipeline, as a number of E-Rate awards have been approved. As a result, we continue to be encouraged about the future prospects of our digital multimedia business, which is supported by a strong business.sales pipeline and recent E-Rate award approvals.

Cash balances at the end of the second quarter were $3.6 million compared to approximately $3.4 million at March 31, 2005. The increase was attributable to positive cash flow from operations for the second quarter of 2005. In fact, the Company has generated almost $2.8 million in positive cash flows from operations in the past eighteen months.

We previously announced on July 6, 2005 that we voluntarily converted into equity, nearly $2.3 million of the outstanding debt associated with the $4.5 million term loan from the Laurus Master Fund, Ltd (Laurus), which was closed in January 2004. We followed this up yesterday, August 1, 2005 by also voluntarily converting essentially the remaining outstanding portion of the $4.5 million term loan. We are very pleased by these transactions since future cash outflows

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will be reduced by over $3.2 million. As a result of these conversions, the total amount now owed to Laurus is the $1.5 million term loan closed earlier this year.”

Mr. Nicolaides concluded, “as a result of a strong second quarter and favorable market trends, we that for the third quarter of 2005, we estimate total revenues to range between $7.3 million and $7.8 million and expect another profitable quarter.”

Conference Call and Webcast Information
Numerex will conduct a conference call on August 2 at 11:00 A.M., Eastern Daylight Time, accessible by calling 888 243-3996 in the U.S. and Canada, or 973 935-2403 for international. A live webcast of the call will also be available via Numerex web site at http://www.nmrx.com, under the Investor Relations section. A replay of the conference call will be available via Numerex Web site beginning two hours after the call.

About Numerex
Numerex (Nasdaq: NMRX) is a communication technology business comprised of operating subsidiaries that primarily utilize existing wireless or cellular, Internet and cable infrastructure thereby enabling network access and information management through the deployment of proprietary software and technology which provides an entrance to and exit from a communications network. Such technology is referred to as a “gateway” in the communications industry. The company primarily markets and sells products and services in wireless data communications through Cellemetry®, Uplink™, MobileGuardian®, VendView®, and digital multimedia through PowerPlay™ and IPContact™. These products and services enable customers around the globe to monitor and move information for a variety of applications from home and business security to distance learning. In addition, the Company offers wireline alarm security products and services, as well as telecommunications network support. For more information on Numerex, please visit our Web site at: www.nmrx.com

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities in the wireless data business. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the failure to realize improvements on our digital multimedia and networking business; variations in quarterly operating results, delays in the development, introduction and marketing of new wireless products and services; customer acceptance of products and services; economic conditions; changes in financial and capital markets; the inability to attain revenue and earnings growth in our wireless data business; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statements.

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Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales:
Product	$3,526	$2,271	$6,147	$4,163
Service	3,837	3,482	7,393	6,359
Total net sales	7,363	5,753	13,540	10,522

Cost of product sales (excluding depreciation)	2,505	1,858	4,690	3,488
Cost of services (excluding depreciation and amortization)	1,548	1,288	2,802	2,198
Depreciation and amortization	53	100	91	210
Gross Profit	3,257	2,507	5,957	4,626
	44.2%	43.6%	44.0%	44.0%

Selling, general, and administrative expenses	2,094	2,310	4,253	4,463
Research and development expenses	286	202	554	480
Bad debt expense	101	116	159	284
Depreciation and amortization	438	409	905	836
Operating earnings (loss)	338	(530)	86	(1,437)

Interest income and (expense), net	(93)	(150)	(279)	(264)
Other income and (expense), net	(1)	(27)	(4)	(29)
Gain on sale of business	-	-	-	250
Earnings (loss) before income taxes	244	(707)	(197)	(1,480)

Provision for income taxes	4	2	43	-
Net earnings (loss)	$240	$(709)	$(240)	$(1,480)

Basic earnings (loss) per common share	$0.02	$(0.07)	$(0.02)	$(0.14)
Diluted earnings (loss) per common share	$0.02	$(0.07)	$(0.02)	$(0.14)
Number of shares used in per share calculation
Basic	10,904	10,794	10,871	10,794
Diluted	11,957	10,794	10,871	10,794

Numerex Corp.
Supplemental Sales Information
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales:
Wireless Data Communications
Product	$2,474	$1,309	$4,784	$2,730
Service	2,531	2,143	5,078	4,134
Sub-total	5,005	3,452	9,862	6,864
Digital Multimedia and Networking
Product	728	819	1,003	1,139
Service	1,155	1,153	1,979	1,862
Sub-total	1,883	1,972	2,982	3,001
Wireline Security
Product	324	143	361	294
Service	151	186	335	363
Sub-total	475	329	696	657
Total net sales
Product	3,526	2,271	6,148	4,163
Service	3,837	3,482	7,392	6,359
Total net sales	7,363	5,753	13,540	10,522

NUMEREX CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
	JUNE 30,	DECEMBER 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,591	$1,684
Accounts receivable, less allowance for doubtful accounts of
$1,329 at June 30, 2005 and $1,084 at December 31, 2004:	4,861	3,986
Notes Receivable	41	41
Inventory	1,618	1,561
Prepaid expenses and other current assets	570	736
TOTAL CURRENT ASSETS	10,681	8,008

Property and Equipment, Net	845	840
Goodwill, Net	15,014	15,014
Other Intangibles, Net	6,714	7,213
Software, Net	709	598
Other Assets	849	939
TOTAL ASSETS	$34,812	$32,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,812	$2,601
Other current liabilities	1,334	1,603
Note payable, current	2,108	1,637
Deferred revenues	936	906
Obligations under capital leases, current portion	66	33
TOTAL CURRENT LIABILITIES	8,256	6,780

LONG TERM LIABILITIES
Obligations under capital leases and other long term liabilities	97	2
Note Payable	2,429	2,178
TOTAL LONG TERM LIABILITIES	2,526	2,180

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued	-	-
Class A common stock - no par value; authorized 30,000,000;
issued 13,319,406 shares at June 30, 2005 and 13,203,660
shares at December 31, 2004	37,327	36,872
Additional paid-in-capital	982	809
Treasury stock, at cost, 2,391,400 shares on June 30, 2005 and
December 31, 2004	(10,197)	(10,197)
Class B common stock - no par value; authorized 5,000,000; none issued	-	-
Accumulated other comprehensive income	5	13
Retained earnings	(4,087)	(3,845)
TOTAL SHAREHOLDERS' EQUITY	24,030	23,652
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,812	$32,612